Exhibit 99

Meridian Bancorp, Inc. Reports Record First Quarter Net Income

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 25, 2017): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”) announced net income of $9.2 million, or $0.18 per diluted share, for the quarter ended March 31, 2017, compared to $11.3 million, or $0.22 per diluted share, for the quarter ended December 31, 2016 and $7.5 million, or $0.14 per diluted share, for the quarter ended March 31, 2016. The Company’s return on average assets was 0.82% for the quarter ended March 31, 2017, compared to 1.05% for the quarter ended December 31, 2016 and 0.83% for the quarter ended March 31, 2016. The Company’s return on average equity was 6.03% for the quarter ended March 31, 2017, compared to 7.51% for the quarter ended December 31, 2016 and 5.11% for the quarter ended March 31, 2016.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report net income of $9.2 million, a new first quarter record, for 2017, up 24% from the first quarter of 2016 resulting from an 18% rise in net interest income. During the first quarter, our total assets grew to $4.6 billion reflecting net growth of $122 million, or 3%, in loans to $4.0 billion and of $181 million, or 5%, in deposits to $3.7 billion. We are continuing to attract new business and consumer relationships that are the key to our strong organic growth as we consider other opportunities to gain market share in the Boston area and build stockholder value.”

The Company’s net interest income was $33.4 million for the quarter ended March 31, 2017, down $66,000, or 0.2%, from the quarter ended December 31, 2016 and up $5.0 million, or 17.5%, from the quarter ended March 31, 2016. The interest rate spread and net interest margin on a tax-equivalent basis were 2.99% and 3.20%, respectively, for the quarter ended March 31, 2017 compared to 3.09% and 3.31%, respectively, for the quarter ended December 31, 2016 and 3.18% and 3.39%, respectively, for the quarter ended March 31, 2016. The decrease in net interest income as compared to the quarter ended December 31, 2016 was primarily due to growth in deposits and borrowings that exceeded loan growth, and a decline in the yield on loans with an increase in the cost of funds. As compared to the quarter ended March 31, 2016, the increase in net interest income was primarily due to loan growth, partially offset by growth in deposits and borrowings along with a decline in the yield on loans and an increase in the cost of funds.

Total interest and dividend income increased to $41.8 million for the quarter ended March 31, 2017, up $503,000, or 1.2%, from the quarter ended December 31, 2016 and $7.6 million, or 22.1%, from the quarter ended March 31, 2016, primarily due to growth in the Company’s average loan balances to $4.001 billion, partially offset by declines in the yield on loans to 4.23% on a tax-equivalent basis, reflecting reductions in prepayment, late payment and other fees of $755,000 compared to the fourth quarter of 2016 and $661,000 compared to the first quarter of 2016. The Company’s yield on interest-earning assets on a tax-equivalent basis was 3.98% for the quarter ended March 31, 2017, down seven basis points from the quarter ended December 31, 2016 and eight basis points from the quarter ended March 31, 2016.

Total interest expense increased to $8.4 million for the quarter ended March 31, 2017, up $569,000, or 7.3%, from the quarter ended December 31, 2016 and $2.6 million, or 44.7%, from the quarter ended March 31, 2016. Interest expense on deposits increased to $7.4 million for the quarter ended March 31, 2017, up $457,000, or 6.6%, from the quarter ended December 31, 2016 and $2.2 million, or 41.9%, from the quarter ended March 31, 2016 primarily due to growth in average total deposits to $3.531 billion and an increase in the cost of average total deposits to 0.85%. Interest expense on borrowings increased to $980,000 for the quarter ended March 31, 2017, up $112,000, or 12.9%, from the quarter ended December 31, 2016 and $403,000, or 69.8%, from the quarter ended March 31, 2016 primarily due to growth in average total borrowings to $330.6 million, and an increase in the cost of average total borrowings to 1.20%. The Company’s cost of funds was 0.88% for the quarter ended March 31, 2017, up three basis points from the quarter ended December 31, 2016 and 10 basis points from the quarter ended March 31, 2016.

Mr. Gavegnano noted, “Our average loan balances in the first quarter increased by 5% from the fourth quarter and 27% from the first quarter of last year while our loan yield decreased to 4.23% from the prior quarters due primarily to lower fees recognized on early repayments and late payments on loans. Our average total deposits and borrowings also increased by 5% from the fourth quarter and 28% from the first quarter of last year and our cost of funds increased to 0.88% as we built and maintained liquidity to fund our strong lending pipeline.”

The Company’s provision for loan losses was $1.6 million for the quarter ended March 31, 2017, up $315,000 from the quarter ended December 31, 2016 and $553,000 from the quarter ended March 31, 2016. The allowance for loan losses was $41.8 million or 1.03% of total loans at March 31, 2017, compared to $40.1 million or 1.02% of total loans at December 31, 2016 and $34.4 million or 1.06% of total loans at March 31, 2016. The changes in the provision and the allowance for loan losses were based on management’s assessment of loan portfolio growth and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improving asset quality trends.

Net charge-offs totaled $3,000 for the quarter ended March 31, 2017, or less than 0.01% of average loans outstanding on an annualized basis compared to net recoveries of $147,000 for the quarter ended December 31, 2016, or 0.02% of average loans outstanding on an annualized basis and net charge-offs of $81,000 for the quarter ended March 31, 2016, or 0.01% of average loans outstanding on an annualized basis.

Non-accrual loans were $13.7 million, or 0.34% of total loans outstanding, at March 31, 2017, up $250,000, or 1.9%, from December 31, 2016 and down $17.0 million, or 55.4%, from March 31, 2016. The reductions in non-accrual loans from March 31, 2016 were primarily due to the sale at foreclosure during the third quarter of 2016 of an $11.5 million multi-family construction loan in Boston that was originally placed on non-accrual status during the second quarter of 2015, along with reductions across all categories of non-accrual loans. Non-performing assets were $13.7 million, or 0.30% of total assets, at March 31, 2017, compared to $13.4 million, or 0.30% of total assets, at December 31, 2016 and $31.3 million, or 0.84% of total assets, at March 31, 2016.

Mr. Gavegnano commented, “Our asset quality continued to be outstanding during the first quarter of 2017, as our delinquent and non-performing loans remained at historically low levels and net loan charge-offs were near zero. We remain vigilant in maintaining our strong loan underwriting, credit monitoring and loan collection processes.”

Non-interest income was $4.1 million for the quarter ended March 31, 2017, down from $5.6 million for the quarter ended December 31, 2016 and up from $2.7 million for the quarter ended March 31, 2016. Non-interest income decreased $1.5 million, or 27.5%, as compared to the quarter ended December 31, 2016, primarily due to decreases of $1.1 million in gain on sales of securities, net, $179,000 in customer service fees and $214,000 in loan fees. As compared to the quarter ended March 31, 2016, non-interest income increased $1.4 million, or 51.3%, primarily due to increases of $1.5 million in gain on sales of securities, net, and $105,000 in customer service fees, partially offset by a decrease of $244,000 in loan fees.

Non-interest expenses were $21.9 million, or 1.94% of average assets for the quarter ended March 31, 2017, compared to $19.8 million, or 1.84% of average assets for the quarter ended December 31, 2016 and $19.2 million, or 2.13% of average assets for the quarter ended March 31, 2016. Non-interest expenses increased $2.1 million, or 10.6%, as compared to the quarter ended December 31, 2016, primarily due to increases of $1.5 million in salaries and employee benefits, $142,000 in occupancy and equipment expenses, $166,000 in professional services and $210,000 in deposit insurance premiums. As compared to the quarter ended March 31, 2016, non-interest expenses increased $2.6 million, or 13.8%, primarily due to increases of $1.2 million in salaries and employee benefits, $539,000 in occupancy and equipment expenses, $122,000 in data processing, $141,000 in marketing and advertising, $522,000 in professional services and $239,000 in deposit insurance premiums. The increases in salaries and employee benefits expenses reflect annual increases in employee compensation and health benefits during the three months ended March 31, 2017. In addition, the increases in salaries and employee benefits, occupancy and equipment expenses and other general and administrative expenses include costs associated with the opening of two new branches, the introduction of our new mobile branch in 2016 and an expansion of our regulatory compliance staff. Professional services increased primarily due to additional costs related to regulatory compliance projects. The Company’s efficiency ratio was 61.02% for the quarter ended March 31, 2017 compared to 54.33% for the quarter ended December 31, 2016 and 62.01% for the quarter ended March 31, 2016.

Mr. Gavegnano added, “The rise in our efficiency ratio to 61.02% for the first quarter of 2017 was largely due to increases in professional fees and employee compensation costs associated with initiatives undertaken in the fourth quarter of last year to enhance our regulatory compliance infrastructure as we meet the needs of our growing bank. Based on our expectations for steadily rising net interest income driven by strong loan demand and prudent management of recurring non-interest expenses, we believe our operating efficiency will return to an improving trend in the coming periods.”

The Company recorded a provision for income taxes of $4.7 million for the quarter ended March 31, 2017, reflecting an effective tax rate of 33.6%, compared to $6.6 million, or an effective tax rate of 37.0%, for the quarter ended December 31, 2016, and $3.3 million, or an effective tax rate of 30.6%, for the quarter ended March 31, 2016. The changes in the income tax provision and effective tax rate were primarily due to changes in the components of pre-tax income.

Total assets were $4.639 billion at March 31, 2017, an increase of $202.7 million, or 4.6%, from $4.436 billion at December 31, 2016. Net loans were $4.021 billion at March 31, 2017, an increase of $122.1 million, or 3.1%, from December 31, 2016. Loan originations totaled $426.0 million during the quarter ended March 31, 2017. The net increase in loans for the three months ended March 31, 2017 was primarily due to increases of $64.6 million in construction loans, $24.2 million in multi-family loans, $14.9 million in commercial real estate loans, $11.6 million in one- to four-family loans and $9.3 million in commercial and industrial loans. Cash and due from banks was $327.7 million at March 31, 2017, an increase of $91.2 million, or 38.6%, from December 31, 2016. Securities available for sale were $59.1 million at March 31, 2017, a decrease of $8.6 million, or 12.7%, from $67.7 million at December 31, 2016.

Total deposits were $3.657 billion at March 31, 2017, an increase of $180.8 million, or 5.2%, from $3.476 billion at December 31, 2016. Core deposits, which exclude certificate of deposits, increased $168.8 million, or 7.2%, during the three months ended March 31, 2017 to $2.516 billion, or 68.8% of total deposits. Total borrowings were $334.8 million, an increase of $12.3 million, or 3.8%, from December 31, 2016.

Total stockholders’ equity increased $8.9 million, or 1.5%, to $616.2 million at March 31, 2017 from $607.3 million at December 31, 2016. The increase for the three months ended March 31, 2017 was primarily due to net income of $9.2 million, $1.5 million related to stock-based compensation plans and $228,000 in accumulated other comprehensive income, reflecting an increase in the fair value of available-for-sale securities, partially offset by a dividend of $0.04 per share totaling $2.1 million. Stockholders’ equity to assets was 13.28% at March 31, 2017, compared to 13.69% at December 31, 2016. Book value per share increased to $11.49 at March 31, 2017 from $11.33 at December 31, 2016. Tangible book value per share increased to $11.23 at March 31, 2017 from $11.08 at December 31, 2016. Market price per share decreased $0.60, or 3.2%, to $18.30 at March 31, 2017 from $18.90 at December 31, 2016. At March 31, 2017, the Company and the Bank continued to exceed all regulatory capital requirements.

As of the quarter ended March 31, 2017, the Company had repurchased 2,059,611 shares of its stock at an average price of $13.71 per share, or 75.2% of the 2,737,334 shares authorized for repurchase under the Company’s repurchase program as adopted in August 2015. The Company did not repurchase any of its shares during the quarter ended March 31, 2017.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 31 full-service locations and one mobile location in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
	(Dollars in thousands)
ASSETS
Cash and due from banks	$327,663	$236,423	$154,122
Certificates of deposit	80,323	80,323	92,675
Securities available for sale, at fair value	59,058	67,663	132,115
Federal Home Loan Bank stock, at cost	18,629	18,175	13,021
Loans held for sale	1,022	3,944	1,194
Loans:
One- to four-family	544,025	532,450	455,438
Home equity lines of credit	42,642	42,913	47,807
Multi-family	587,180	562,948	430,871
Commercial real estate	1,791,468	1,776,601	1,411,410
Construction	567,352	502,753	413,660
Commercial and industrial	524,723	515,430	477,450
Consumer	9,710	9,712	9,832

Total loans	4,067,100	3,942,807	3,246,468
Allowance for loan losses	(41,764)	(40,149)	(34,390)
Net deferred loan origination fees	(4,593)	(3,990)	(4,342)

Loans, net	4,020,743	3,898,668	3,207,736
Bank-owned life insurance	41,033	40,745	39,859
Premises and equipment, net	41,099	41,427	40,733
Accrued interest receivable	10,070	10,381	8,831
Deferred tax asset, net	21,471	21,461	20,868
Goodwill	13,687	13,687	13,687
Other assets	3,914	3,105	4,614

Total assets	$4,638,712	$4,436,002	$3,729,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing demand deposits	$439,315	$431,222	$388,731
NOW deposits	748,465	630,413	360,237
Money market deposits	1,005,534	980,344	880,186
Regular savings and other deposits	323,136	305,632	297,806
Certificates of deposit	1,140,183	1,128,226	984,459

Total deposits	3,656,633	3,475,837	2,911,419
Short-term borrowings	—	—	—
Long-term debt	334,827	322,512	211,426
Accrued expenses and other liabilities	31,074	30,356	23,926

Total liabilities	4,022,534	3,828,705	3,146,771

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,630,841, 53,596,105 and 53,895,870 shares issued at March 31, 2017, December 31, 2016 and March 31, 2016, respectively	536	536	539
Additional paid-in capital	391,316	390,065	391,399
Retained earnings	241,472	234,290	212,158
Accumulated other comprehensive income (loss)	2,034	1,806	(1,350)
Unearned compensation - ESOP, 2,648,359, 2,678,800 and 2,770,123 shares at March 31, 2017, December 31, 2016 and March 31, 2016, respectively	(19,180)	(19,400)	(20,062)

Total stockholders’ equity	616,178	607,297	582,684

Total liabilities and stockholders’ equity	$4,638,712	$4,436,002	$3,729,455

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$40,489	$40,172	$33,097
Interest on debt securities:
Taxable	119	159	266
Tax-exempt	10	19	33
Dividends on equity securities	277	346	400
Interest on certificates of deposit	212	115	170
Other interest and dividend income	645	438	218

Total interest and dividend income	41,752	41,249	34,184

Interest expense:
Interest on deposits	7,419	6,962	5,228
Interest on short-term borrowings	—	—	6
Interest on long-term debt	980	868	571

Total interest expense	8,399	7,830	5,805

Net interest income	33,353	33,419	28,379
Provision for loan losses	1,619	1,304	1,066

Net interest income, after provision for loan losses	31,734	32,115	27,313

Non-interest income:
Customer service fees	2,052	2,231	1,947
Loan fees	68	282	312
Mortgage banking gains, net	90	125	70
Gain on sales of securities, net	1,574	2,627	59
Income from bank-owned life insurance	288	294	302
Other income	—	55	2

Total non-interest income	4,072	5,614	2,692

Non-interest expenses:
Salaries and employee benefits	13,675	12,167	12,513
Occupancy and equipment	3,023	2,881	2,484
Data processing	1,379	1,331	1,257
Marketing and advertising	854	973	713
Professional services	1,135	969	613
Foreclosed real estate	—	—	—
Deposit insurance	691	481	452
Other general and administrative	1,120	976	1,198

Total non-interest expenses	21,877	19,778	19,230

Income before income taxes	13,929	17,951	10,775
Provision for income taxes	4,685	6,642	3,298

Net income	$9,244	$11,309	$7,477

Earnings per share:
Basic	$0.18	$0.22	$0.14
Diluted	$0.18	$0.22	$0.14
Weighted average shares:
Basic	50,949,634	50,940,037	51,569,683
Diluted	52,526,737	52,102,511	52,663,921

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest (1)	Yield Cost (1)(6)	Average Balance	Interest (1)	Yield Cost (1)(6)	Average Balance	Interest (1)	Yield Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$4,000,857	$41,690	4.23%	$3,792,961	$41,394	4.34%	$3,146,449	$34,104	4.36%
Securities and certificates of deposit	145,841	725	2.02	147,509	778	2.10	231,604	1,034	1.80
Other interest-earning assets (3)	243,478	645	1.07	244,241	438	0.71	123,476	218	0.71

Total interest-earning assets	4,390,176	43,060	3.98	4,184,711	42,610	4.05	3,501,529	35,356	4.06

Noninterest-earning assets	111,757			113,336			114,476

Total assets	$4,501,933			$4,298,047			$3,616,005

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$654,977	$1,219	0.75	$577,419	1,025	0.71	$338,517	$500	0.59
Money market deposits	1,008,392	2,230	0.90	907,157	1,955	0.86	873,774	1,745	0.80
Regular savings and other deposits	307,940	108	0.14	301,832	108	0.14	290,463	103	0.14
Certificates of deposit	1,134,329	3,862	1.38	1,139,816	3,874	1.35	936,674	2,880	1.24

Total interest-bearing deposits	3,105,638	7,419	0.97	2,926,224	6,962	0.95	2,439,428	5,228	0.86
Borrowings	330,604	980	1.20	325,421	868	1.06	199,779	577	1.16

Total interest-bearing liabilities	3,436,242	8,399	0.99	3,251,645	7,830	0.96	2,639,207	5,805	0.88

Noninterest-bearing demand deposits	425,353			416,727			368,038
Other noninterest-bearing liabilities	27,312			26,977			23,312

Total liabilities	3,888,907			3,695,349			3,030,557
Total stockholders’ equity	613,026			602,698			585,448

Total liabilities and stockholders’ equity	$4,501,933			$4,298,047			$3,616,005

Net interest-earning assets	$953,934			$933,066			$862,322

Fully tax-equivalent net interest income		34,661			34,780			29,551
Less: tax-equivalent adjustments		(1,308)			(1,361)			(1,172)

Net interest income		$33,353			$33,419			$28,379

Interest rate spread (1)(4)			2.99%			3.09%			3.18%
Net interest margin (1)(5)			3.20%			3.31%			3.39%
Average interest-earning assets to average interest-bearing liabilities		127.76%			128.70%			132.67%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$3,530,991	$7,419	0.85%	$3,342,951	$6,962	0.83%	$2,807,466	$5,228	0.75%
Total deposits and borrowings, including noninterest-bearing demand deposits	$3,861,595	$8,399	0.88%	$3,668,372	$7,830	0.85%	$3,007,245	$5,805	0.78%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, yields on loans before tax-equivalent adjustments were 4.10%, 4.21% and 4.23%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.71%, 1.72% and 1.51%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.86%, 3.92% and 3.93%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 was 2.87%, 2.96% and 3.05%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 was 3.08%, 3.18% and 3.26%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Key Performance Ratios
Return on average assets (1)	0.82%	1.05%	0.83%
Return on average equity (1)	6.03	7.51	5.11
Interest rate spread (1) (2)	2.99	3.09	3.18
Net interest margin (1) (3)	3.20	3.31	3.39
Non-interest expense to average assets (1)	1.94	1.84	2.13
Efficiency ratio (4)	61.02	54.33	62.01

	March 31, 2017	December 31, 2016	March 31, 2016
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$8,761	$8,487	$9,662
Home equity lines of credit	672	674	1,983
Commercial real estate	2,792	2,807	3,686
Construction	815	815	14,612
Commercial and industrial	646	653	745
Consumer	—	—	—

Total non-accrual loans	13,686	13,436	30,688
Foreclosed assets	—	—	638

Total non-performing assets	$13,686	$13,436	$31,326

Allowance for loan losses/total loans	1.03%	1.02%	1.06%
Allowance for loan losses/non-accrual loans	305.16	298.82	112.06
Non-accrual loans/total loans	0.34	0.34	0.95
Non-accrual loans/total assets	0.30	0.30	0.82
Non-performing assets/total assets	0.30	0.30	0.84

Capital and Share Related
Stockholders’ equity to total assets	13.28%	13.69%	15.62%
Book value per share	$11.49	$11.33	$10.81
Tangible book value per share	$11.23	$11.08	$10.56
Market value per share	$18.30	$18.90	$13.92
Shares outstanding	53,630,841	53,596,105	53,895,870

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio is a non-GAAP measure representing non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on sales of securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains or losses on sales of securities as management deems them to be discretionary and not representative of operating performance.